AICA MULTI-RATE ANNUITY

                       Aetna Insurance Company of America
           Supplement Dated January 18, 2000 to May 3, 1999 Prospectus


The information in this supplement amends certain information contained in the prospectus dated May 3, 1999. You should read this supplement along with the prospectus.

1. The following information replaces the last paragraph of the "Additional Disclosure Information" section on the cover page of the prospectus:

                   Our Home Office:                             Our Service Center:
          Aetna Insurance Company of America             Aetna Insurance Company of America
                5100 West Lemon Street                         151 Farmington Avenue
                       Suite 213                            Hartford, Connecticut 06156
                 Tampa, Florida 33609                              (800) 531-4547


All other references in the prospectus to our "Home Office" are replaced with our "Service Center".


2. The following information replaces the first paragraph of the "Investments" section on page 21 of the prospectus:

         Separate Account. Payments received under the contract and allocated to guaranteed terms will be deposited to, and accounted for in a nonunitized separate account that we established under Florida law. Prior to January 5, 2000, amounts allocated to guaranteed terms were deposited to, and accounted for, in a nonunitized separate account that we had established under Connecticut law. A nonunitized separate account is a separate account in which you do not participate in the performance of the assets through unit values or any other interest.

3. The following information replaces the last paragraph of the "Investments" section on page 22 of the prospectus:

         While this section generally describes our investment strategy, we are not obligated to invest the assets attributable to the contract according to any particular strategy, except as may be required by Florida and other state insurance laws. Additionally, the guaranteed interest rates we establish need not relate to the investment performance we experience.





Form No.: X.63657-99                                                January 2000